UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2010

LIGAND PHARMACEUTICALS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33093	77-0160744
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11085 North Torrey Pines Road, Suite 300, La Jolla, California, 92037

(Address of Principal Executive Offices) (Zip Code)

(858) 550-7500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On May 3, 2010, Ligand Pharmaceuticals Incorporated (the “Company” or “Ligand”) received written notice from Trevena, Inc. (“Trevena”) that it was exercising its right to terminate the Research and License Agreement between the Company and Trevena dated February 5, 2009, as amended (the “Research Agreement”), effective immediately. Under the Research Agreement, Ligand agreed to screen biological target receptors selected by Trevena against Ligand’s library of compounds to identify potential active compounds for the development of novel therapeutics. Pursuant to the Research Agreement, either party may terminate the research collaboration under the Research Agreement at any time, without cause, upon prior written notice to the other party, in which event all licenses granted to active compounds as of such time will remain in full force and effect. While both Trevena and Ligand believe that the interaction between the parties pursuant to the Research Agreement has been productive, Ligand believes that the Research Agreement was terminated in response to changes in Trevena’s internal research priorities relating to the subject matter of the research collaboration.

The foregoing description of the Research Agreement and the amendment thereto does not purport to be complete and is qualified in its entirety by reference to the full text of the Research Agreement which was filed as Exhibit 10.319 to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2009 and the full text of the amendment to the Research Agreement which was filed as an exhibit to the Company’s Current Report on Form 8-K dated May 3, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date: May 7, 2009	By:	/s/ CHARLES S. BERKMAN
	Name:	Charles S. Berkman
	Title:	Vice President, General Counsel and Secretary